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Exhibit 99.2

R U L E S

OF THE

PHARSIGHT CORPORATION

UK COMPANY SHARE OPTION PLAN

     (Established by the Board of Directors on April 24, 2001
and approved by the Inland Revenue
under Schedule 9 to the Income
and Corporation Taxes Act 1988
on [    ]
under ref [    ])

PHARSIGHT CORPORATION

UK COMPANY SHARE OPTION PLAN

Contents

Rule
1	Definitions and Interpretation
2	Grant of Options
3	Restrictions on the Grant of Options
4	Individual limits
5	Plan limits
6	Exercise of Options
7	Lapse of Options
8	Cessation/Transfer of Employment before Exercise
9	Takeovers and Liquidations
10	Exchange of Options on a Takeover
11	Variation of Share Capital
12	Administration
13	General
14	Amendments to these Rules

RULES

of the

PHARSIGHT CORPORATION UK COMPANY SHARE OPTION PLAN

1.
Definitions and Interpretation

    In this Plan, the following words shall, where the context so permits, have the following meanings:

Expression	Meaning
"Stock Exchange"	means the Nasdaq National Market System, or such other exchange or market as the Board may later designate;
"Associated Company"	has the meaning given by section 416 of the Taxes Act;
"the Auditors"	Means the auditors for the time being of the Company;
"Board"	Means the Board of Directors for the time being of the Company;
"Cause"
means the occurrence of any one or more of the following: (i) the Participant's conviction of any felony or any crime involving moral turpitude or dishonesty; (ii) the Participant's participation in a fraud or act of dishonesty against the Company which results in material harm to the business of the Company; or (iii) the Participant's intentional, material violation of any contract between the Company and the Participant or any statutory duty the Participant owes to the Company that the Participant does not correct within thirty (30) days after written notice thereof has been provided to the Participant.
"the Company"	means Pharsight Corporation, a corporation registered in the State of Delaware in the United States of America;
"Committee"	means a committee of one or more members of the Board appointed by the Board in accordance with Rule 12.3.

"Corporate Transaction"
means the occurrence of any one or more of the following: (i) a sale, lease or other disposition of all or substantially all of the securities or assets of the Company; (ii) a merger or consolidation following which the Company is not the surviving corporation; or (iii) a reverse merger following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise.
"Change in Control"
means the occurrence of any one or more of the following: (i) a Corporate Transaction after which persons who were not stockholders of the Company immediately prior to such Corporate Transaction own, directly or indirectly, immediately following such Corporate Transaction, fifty percent (50%) or more of the outstanding voting power of each of (a) the continuing or surviving entity and (b) any direct or indirect parent corporation of the continuing or surviving entity; (ii) after the IPO Date, an acquisition by any person, entity or group or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or an Affiliate) of the beneficial ownership of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of Directors; provided that such acquisition does not occur in connection with, in contemplation of or as a result of a Corporate Transaction; or (iii) after the IPO Date, during any consecutive two (2) year period the individuals who, as of the start of such period, are members of the Board (the "Inc.umbent Board"), cease for any reason to constitute at least fifty percent (50%) of the Board, provided that such change in the Inc.umbent Board does not occur in connection with, in contemplation of or as a result of a Corporate Transaction, and further provided that if the election, or nomination for election, by the Company's stockholders of any new Director was approved by a vote of at least fifty percent (50%) of the Inc.umbent Board, such new Director shall be considered as a member of the Inc.umbent Board.

"Control"	has the meaning given by section 840 of the Taxes Act;
"Date of Grant"	means in respect of any Option the date upon which that Option is granted;
"Dealing Day"	means any weekday (excluding a Saturday or Sunday) which is not a statutory, public or bank holiday in the United Kingdom, or the United States of America;
"Eligible Employee"
Means any Full-Time Director or employee of a Participating Company who is not (a) precluded by paragraph 8 of Schedule 9 (material interest in a close company) from participating in this Plan, and (b) the Company's president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company. Officers of the Company's parent(s) or subsidiaries shall be deemed officers of the Company if they perform such policy-making functions for the Company;
"Exercise Price"
means the price at which each Share subject to an Option may be acquired, being (subject to Rule 11) not less than the Market Value of a Share on the Date of Grant, provided that, if Shares are to be subscribed, the Exercise Price will be not less than the nominal value of a Share;
"Full-Time Director"	means a director of a Participating Company who is required to devote to his duties not less than 25 hours per week (excluding meal breaks);
"Grantor"
means:
(a) The Company; or
(b) The Participating Company by which the relevant Eligible Employee or Participant (as the context permits) is employed; or
(c) With the consent of the Supervisory Board, any other person who grants an Option under this Plan; or
(d) in the case of the Executives on the Board of Management the Supervisory Board;

"Grant Period"	means any day following the approval of this Plan by the Inland Revenue under Schedule 9 and ending on [];
"Indemnified Persons"
The Company or any member of the group of companies of which the Company is a member (a "Group Company"), any associated company, any trustee of an employee benefit trust established in respect of the Company, and/or any Group Company, and/or associated company.
"Indemnity"
The indemnification to the extent it is permitted by law given by the Eligible Employee (or, as the case may be his personal representative(s)) to the Indemnified Persons on the exercise of an Option in whole or in part to indemnify and keep indemnified the Indemnified Persons in respect of any charges, tax or liability charged to suffered or Inc.urred by the Indemnified Persons either directly or indirectly from the grant, exercise or cancellation of any Option or related rights under this scheme.
"the Insider Dealing Code"
means any US or non-US legislation or agreement, arrangement, condition or contract adopted or entered into by, or which regulates, the Company and its employees or directors in relation to insider dealing;
"Market Value"	means the market value determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992 and agreed in advance for this purpose by the Inland Revenue Shares Valuation Division;
"Option"	means a right to acquire Shares granted pursuant to the Plan;
"Option Certificate"	means a certificate issued to a Participant pursuant to Rule 2;
"Option Period"	means the period between the third and the tenth anniversary of the Date of Grant;
"Participant"	means an Eligible Employee to whom an Option has been granted under this Plan, or (where the context so requires) his legal personal representative(s);
"Participating Company"	means the Company and any other company which is for the time being nominated by the Management to be a Participating Company, being a company of which the Company has Control;

"the Plan"
means this plan as from time to time constituted by the Rules which shall be known as the "Pharsight Corporation UK Company Share Option Plan" or such other name as the Management may from time to time decide;
"the Rules"	means these rules of the Plan as from time to time amended;
"Schedule 9"	means Schedule 9 to the Taxes Act;
"Share"	means an ordinary share in the capital of the Company which satisfies the requirements of paragraphs 10 to 14 of Schedule 9;
"Taxes Act"	means the Income and Corporation Taxes Act 1988; and
"the Pharsight Corporation Group"	means Pharsight Corporation and its branches and subsidiaries from time to time.

    References to any statutory provision are to that provision as amended or re-enacted from time to time, and, unless the context otherwise requires, words in the singular shall include the plural and vice versa and the masculine shall include the feminine and vice versa.

2.
Grant of Options

2.1
Subject to Rules 3, 4 and 5, the Grantor on the instructions of the Board may grant an Option to any Eligible Employee by issuing to him an Option Certificate in such manner as shall take effect as a legally binding agreement and which is signed by the Chief Executive Officer or another officer of the Company designated in writing by the Chief Executive Officer. The Option Certificate will form part of the Rules, and shall be in such form as the Board shall determine from time to time (subject to the approval of the Inland Revenue) and shall state:

(a)
the identity of the Grantor;

(b)
the Date of Grant of the Option;

(c)
the number and class of Shares subject to the Option; and

(d)
the Exercise Price in respect of each Share under the Option.

2.2
For the avoidance of doubt the grant of an Option in accordance with Rule 2.1 can, subject to Rule 3, be made at any time to a newly appointed Eligible Employee, even if such grant takes place at a different time to the annual grant of Options.

2.3
Each Eligible Employee to whom an Option is granted may within 30 days of the Date of Grant accept the Option by signing and returning one copy of the Option Certificate to the Grantor, or such other person as the Grantor shall direct. In the absence of such acceptance, the Option will be deemed never to have been granted under the Plan.

2.4
Participants are not required to pay for the grant of an Option.

3.
Restrictions on the Grant of Options

3.1
The Grantor shall not grant an Option to any Eligible Employee except during the Grant Period.

  3.2
  No Option shall be granted to an Eligible Employee at a time when it would be in breach of the Insider Dealing Code.

  3.3
  Subject to the right of a deceased Participant's legal personal representative(s) to exercise an Option in accordance with these Rules, every Option shall be personal to the Participant to whom it is granted and shall not be capable of being transferred, assigned, charged, disposed of, or made subject to a security interest. If a Participant tries to transfer, assign, charge, dispose of, or make subject to a security interest, any Option or any right in respect of it, whether voluntarily or involuntarily, the Option will lapse immediately without any notice.

4.
Individual limits

4.1
Any Option granted to an Eligible Employee shall be limited and take effect so that, immediately following such grant, the aggregate Market Value of all the Shares which he may acquire on the exercise in full of all unexercised options then held by him under this Plan and any share option plan (other than a savings-related share option plan) approved by the Inland Revenue under Schedule 9 and adopted by the Company or any Associated Company of the Company, shall not exceed £30,000 (thirty thousand pounds).

4.2
For the purposes of Rule 4.1, the Market Value of Shares shall be their Market Value at the date or dates on which the relevant options were granted or such earlier time or times as may be agreed with the Inland Revenue.

5.
Plan limits

    The Board will decide the maximum number of Shares which may be placed under Option under this Plan.

6.
Exercise of Options

6.1
Subject to the rest of this Rule 6 and Rules 7 and 8, whilst a Participant remains an Eligible Employee and is not prohibited from exercise by virtue of the provisions of paragraph 8 of Schedule 9 (material interest in a close company), an unexercised Option may be exercised in whole or in multiples of 100 Shares (or the balance of Shares under the Option, if less) during the Option Period by delivery of a notice in writing to the Grantor (or such other person as the Grantor nominates). The notice shall be given in such form or manner not Inconsistent with these Rules as the Grantor may determine from time to time and be accompanied by a remittance in cleared funds for the aggregate of the Exercise Price and by the relevant Option Certificate. Such exercise shall be effective on the date that the notice, the Option Certificate and when the Company is satisfied that:

(a)
payment has been made by the Participation respect of the Exercise Price for the Shares; and

(b)
payment has been made under an Indemnity, whereby each Participant agrees to indemnify the Grantor, the Company and every Participating Company against any tax or social security claim of whatever nature or any other liability or obligation Inc.urred by the Grantor, the Company or any Participating Company which relates to the liability of a Participant in the Plan to taxation or social security contributions.

(c)
the Company is provided with a completed power of attorney in the form set out in the appendix to the Option Certificate (or such form as the Company may reasonably specify in light of the changes in law occurring after the Date of Grant of the Option) and/or a duly executed agreement and/or Joint Election which the Company may reasonably require so as to ensure that the Participant shall bear the employer's national insurance contributions (or any other tax or social security charges which may be introduced in substitution or in addition thereto and which may lawfully be paid by the Participant) which may arise on grant, exercise, release or other disposal of the Option).

  6.2
  The allotment or transfer of Shares subject to an Option shall be conditional on the Participant complying with arrangements specified by the Grantor for the payment of any taxation (including without limitation the deduction of tax at source) and/or social security contributions. The Grantor or any other Participating Company which employs a Participant shall be entitled to make arrangements for the sale of some of the Shares to be allotted or transferred to a Participant to satisfy such Participant's tax liability and/or liability to social security contributions.

  6.3
  Shares allotted under this Plan shall rank pari passu in all respects with the Shares of the same class for the time being in issue save as regards any rights attaching to such Shares by reference to a record date prior to the date of allotment and in the case of a transfer of existing Shares the transferee shall not acquire any rights attaching to such Shares by reference to a record date prior to the date of such transfer.

  6.4
  If the exercise of Options or the allotment or transfer of Shares to a Participant could be in contravention of the Insider Dealing Code, or any securities, exchange control, tax or other laws which may be applicable to the Pharsight Corporation Group, any Eligible Employee or Participant, such exercise, allotment or transfer shall be deferred until such time when such exercise, allotment or transfer would not be in contravention of the above. The Option may be exercised and/or the Shares allotted or transferred to the Participant as soon as reasonably practicable following the first date on which the exercise, allotment or transfer would not be in such contravention.

  6.5
  Following the exercise of an Option in accordance with these Rules, the Grantor shall, subject to Rules 6.2 and 6.4, ensure that the relevant Shares are allotted or transferred to the Participant within 30 days of the exercise of the Option.

  6.6
  If and so long as the Shares are listed on the Stock Exchange, the Company shall apply for any Shares allotted under this Plan to be admitted to the list of such Stock Exchange.

7.
Lapse of Options

    An Option will lapse without notice on the earliest of the following:

    (a)
    3 months from the date of cessation of employment of a Participant other than in circumstances where the exercise of Options is permitted under Rule 8 or Rule 9;

    (b)
    any of the dates specified in Rule 8 or Rule 9 for such lapse;

    (c)
    the end of the Option Period;

    (d)
    the date on which a Participant is declared bankrupt or makes an arrangement or compromise with his creditors; and

    (e)
    the date on which a resolution is passed or an order is made by the Court for the compulsory winding up of the Company.

8.
Cessation/Transfer of Employment Before Exercise

8.1
If a Participant ceases to be an Eligible Employee (whether before or after his Options become exercisable) by reason of the following:

(a)
death;

(b)
disability, injury or ill-health (evidenced to the satisfaction of the Board);

    (c)
    redundancy (within the meaning of the Employment Rights Act 1996);

    (d)
    retirement at contractual retirement age or early retirement;

    (e)
    the Participant entering into a contract of employment with an Associated Company; or

    (f)
    any other reason which the Board considers reasonably justifies the continuance of the Option then his unexercised Options shall not lapse by reason of such cessation. Subject to Rules 6.1, 6.2 and 6.4, all unexercised Options may then be exercised and will lapse as follows:

    (i)
    in the case of death or disability injury or ill-health at any time before the earliest of the end of the Option Period and 12 months following the date of the Participant's death; and

    (ii)
    in all other cases at any time before the earliest of the end of the Option Period and 3 months after the end of the Participant's employment whereupon, if unexercised, all Options will lapse.

  8.2
  If a Participant ceases to be an Eligible Employee for a reason other than those set out in Rule 8.1, the unexercised Options will lapse without further notice 3 months from the date of cessation and without any compensation.

  8.3
  If, while continuing to hold an office or employment with a Participating Company, a Participant is to be transferred to work in another country or jurisdiction and the Board is satisfied that as a result of such transfer either:

  (a)
  he will suffer a tax disadvantage on exercising his Option; or

  (b)
  he will become subject to restrictions on his ability to exercise his Option or to deal in the Shares obtained upon exercise of his Option, the Participant may, subject to Rules 6.1, 6.4 and 7, exercise all or any of his Options in whole or in part in the period commencing three months before and ending three months after the date of such transfer (but so that any exercise before the date of transfer shall be conditional upon such transfer taking place). Upon the expiry of such period, all Options to the extent unexercised shall cease to be exercisable under this Rule 8.3 but shall continue to be exercisable at such other time or times as may be permitted by these Rules.

  8.4
  Following exercise under Rule 8.1, the allotment or transfer of the Shares will take place as described in Rule 6.

9.
Takeovers and Liquidations

9.1
(a)
In the event of a Corporate Transaction, any surviving corporation or acquiring corporation may assume any unexercised Options or may substitute similar options (including an award to acquire the same consideration paid to the stockholders pursuant to Corporate Transaction). In the event any surviving corporation or acquiring corporation refuses to assume such unexercised Options or to substitute similar unexercised options for those Options, then with respect to Options held by Participants whose employment has not terminated as of the effective date of the Corporate Transaction, the vesting of such Options (and, if applicable, the time during which such Options may be exercised) shall be accelerated in full, and such Options shall terminate if not exercised (if applicable) at or prior to such effective date. With respect to any other unexercised Options, such Options shall terminate on the effective date of the Corporate

      Transaction to the extent not exercised (if applicable) prior the effective date of the Corporation Transaction.

    (b)
    If a Change in Control occurs and within thirteen (13) months after the effective date of such Change in Control the employment of a Participant terminates due to an involuntary termination (not including death or disability) without Cause, then the vesting and exercisability of all Options held by such Participant shall accelerate in full.

  9.2
  Dissolution or Liquidation. In the event of a dissolution or liquidation of the Company, then all unexercised Options shall terminate immediately prior to such event.

10.
Exchange of Options on a Takeover

10.1
Notwithstanding the provisions of Rule 9, if any company ("the Acquiring Company") obtains Control of the Company or becomes bound or entitled to acquire shares in the Company within the circumstances specified in Rules 9.1, any Participant may at any time within the appropriate period (as specified in Rule 9), by agreement with the Acquiring Company, release his Option ("the Old Option") in consideration of the grant to him of a new option ("the New Option") which is equivalent to the Old Option (by virtue of satisfying the requirements of paragraph 15(3) of Schedule 9) but relates to shares in a different company (whether the Acquiring Company itself or some other company which, on the assumption that the Acquiring Company were the grantor, would be a company falling within paragraph (b) or (c) of paragraph 10 of Schedule 9). Where any New Options are granted pursuant to this Rule 10.1 they shall be regarded for the purposes of the subsequent application of the provisions of this Plan as having been granted at the time when the corresponding Old Options were granted and, with effect from the date on which the New Options are granted, these Rules shall, in relation to the New Options, be construed as if references to the Company and to the Shares were references to the Acquiring Company and to shares in the Acquiring Company or, as the case may be, to the other company to whose shares the New Options relate and to the shares in that other company, but references to Participating Companies shall continue to be construed as if references to the Company were references to Pharsight Group.

10.2
As soon as practicable after having granted the New Option in accordance with the provisions of Rule 10.1, the Acquiring Company shall issue an option certificate in respect of such Option or shall procure that such an option certificate is issued. The option certificate shall state:

(a)
the date on which the Old Option (which has been released in consideration of the grant of the New Option) was granted;

(b)
the number and class of Shares subject to the New Option;

(c)
the Exercise Price payable for each Share under the New Option; and

(d)
the last date on which a notice exercising the New Option can be given,

    and subject as aforesaid shall be issued in such form and manner as the Board may from time to time prescribe.

11.
Variation of Share Capital

11.1
In the event of any capitalisation, consolidation, sub-division or reduction of the share capital of the Company and in respect of any discount element in any rights issue or any other variation in the share capital of the Company:

(a)
the number of Shares comprised in an Option;

    (b)
    their Exercise Price; and

    (c)
    where an Option has been exercised but no Shares have been allotted or transferred in satisfaction of such exercise, the number of Shares to be so allotted or transferred and their Exercise Price;

    may, subject to the prior approval of the Inland Revenue, be varied in such manner as the Grantor with the approval of the Board shall determine and (save in the event of a capitalisation) the Auditors shall confirm in writing to be in their opinion fair and reasonable, provided that no variation shall be made which would result in the Exercise Price for an allotted Share being less than its nominal value.

  11.2
  The Grantor may take such steps as it considers necessary to notify Participants of any adjustment made under Rule 11.1 and to call in, cancel, endorse, issue or re-issue any Option Certificate consequent upon such adjustment.

12.
Administration

12.1
The Board shall have power from time to time to make and vary such regulations (not being Inconsistent with these Rules) for the implementation and administration of the Plan as it thinks fit.

12.2
The decision of the Board shall be final and binding in all matters relating to this Plan (other than in the case of matters to be determined or confirmed by the Auditors in accordance with this Plan).

12.3
The Board may delegate administration of the Plan to a Committee or Committees of one (1) or more members of the Board, and the term "Committee" shall apply to any person or persons to whom such authority has been delegated. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorised to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not Inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

12.4
The costs of establishing and administering this Plan shall be borne by the Grantor. The costs of exercise shall be borne by the relevant Participant.

12.5
The Grantor shall not be obliged to provide Eligible Employees or Participants with copies of any notices, circulars or other documents sent to shareholders of the Company.

12.6
Any notification or other notice which the Grantor is required to give or may desire to give to any Eligible Employee or Participant pursuant to the Plan must be personally delivered or sent by ordinary post in a prepaid envelope addressed to his address last known to the Company.

12.7
Any notice sent by post (by airmail if overseas) shall be deemed to be properly served four working days after an envelope containing such notice and properly addressed has been posted by first class prepaid post (or if sent airmail from or to overseas on the fifth day following the day of posting). Share certificates and other communications sent by post will be sent at the risk of the Eligible Employee or Participant. The Grantor shall only accept liability in respect of any notification, document, or other communication so given or sent to it by a Participant or Eligible Employee, where the sender can prove postage/transmission.

  12.8
  Any notice given by an Eligible Employee or a Participant to the Grantor pursuant to the Plan must be given in writing and signed by the Eligible Employee or Participant as the case may be and shall be acted upon by the Company as soon as practicable after receipt. Any such notice shall be properly given if sent by prepaid registered post (by airmail if overseas) or delivered to the Grantor at its registered offices. The Grantor may, in its absolute discretion, act on notices, requests or instructions given or purporting to be given by facsimile and shall not be responsible for any loss whatsoever occasioned by so acting. All faxes must be confirmed by prepaid post.

13

13. General

13.1
This Plan shall commence upon the date of its approval by the Inland Revenue and shall terminate as set forth by a resolution of the Board. Upon termination (howsoever occurring) no further Options may be granted but such termination shall be without prejudice to any accrued rights in existence at the date thereof.

13.2
The Company will ensure that sufficient Shares will be available to satisfy the exercise to the full extent possible of all unexercised Options.

13.3
Notwithstanding any other provisions of this Plan:

(a)
this Plan shall not form part of any contract of employment between any Participating Company and any employee of any such company. The rights and obligations of any individual under the terms of his office or employment with any Participating Company shall not be affected by his participation in this Plan or any right which he may have to participate in it, and this Plan shall afford such an individual no additional rights to compensation or damages in consequence of the termination of such office or employment for any reason whatsoever;

(b)
no Participant shall be entitled to any compensation or damages for any loss or potential loss which he may suffer by reason of being unable to exercise an Option in consequence of the loss or termination of his office or employment with any Participating Company for any reason whatsoever;

(c)
this Plan shall not confer on any person any legal or equitable rights (other than those constituting the Options themselves) against any Participating Company directly or indirectly, or give rise to any cause of action at law or in equity against any Participating Company.

13.4
All Participants and Eligible Employees agree as a condition of their participation in the Plan that any personal data in relation to them may be held by any company in the Pharsight Corporation Group and/or passed to any third party where necessary for the administration of the Plan.

13.5
This Plan and all Options granted under it shall be governed by and construed in accordance with English law.

14. Amendments to these Rules

14.1
The Board may, prior to approval of this Plan by the Inland Revenue under Schedule 9, alter the Rules of this Plan as may be necessary in order to obtain such approval.

14.2
After the date on which the Plan is approved by the Inland Revenue under Schedule 9, the Board may amend the provisions of this Plan and the terms of the Options as it considers necessary or desirable in order to:

(a)
benefit the administration of the Plan; or

(b)
comply with or take account of the provisions of any proposed or existing legislation

14.3
For so long as this Plan is to continue to be approved by the Inland Revenue under Schedule 9, no amendment pursuant to Rule 14.1 and Rule 14.2 shall have effect until approved by the Inland Revenue.

14.4
Written notice of any amendment to this Plan shall be given to all Participants.

OPTION CERTIFICATE
[STANDARD OPTION GRANT FOR PARTICIPANTS IN UK]

THIS CERTIFICATE IS IMPORTANT AND SHOULD BE
KEPT IN A SAFE PLACE

PHARSIGHT CORPORATION UK COMPANY SHARE OPTION PLAN
("the Plan")

Option Certificate

Note: The words in this option certificate shall bear the same meaning as the words defined in the rules of the Plan ("the Plan Rules").

This is to certify that [TITLE] [FIRST NAME] [SURNAME] is the holder of an Option to acquire [NUMBER OF OPTIONS] ordinary Shares in Pharsight Corporation at a price of $[VALUE] per Share.

This Option was granted on [  ] under the Rules of the Pharsight Corporation UK Company Share Option Plan to which English Law applies.

The Option is exercisable in accordance with the Plan rules ("Rules") as they are amended from time to time and should not in any event be exercised later than the tenth anniversary from the Date of Grant shown above. In particular, the following should be noted:

To ensure Income tax is not Inc.urred on the exercise of the Option, in addition to complying with the Rules of the Plan, the exercise must take place:

  •
  not less than three years after the Option was granted; and

  •
  not within three years of the latest previous exercise by the Option Holder of an Option (obtained under this or any other plan (not being a savings-related share option plan) approved by the Inland Revenue) which enjoyed relief from Income tax.

The Option is not transferable and will lapse upon the occasion of any assignment, charge, disposal or other dealing with the rights conveyed by it.

The terms of this Option Certificate are governed by English law.

EXECUTED as a Deed by	)
Pharsight Corporation
acting by:	)

                      Chief Executive Officer
                      Chief Financial Officer

I HEREBY AGREE to accept the grant of the Option and agree and undertake:

1.
to be bound by the terms and conditions set out in the Scheme Rules; and

2.
to indemnify the Company in respect of any Income tax to be accounted for under PAYE and any primary (employee) class 1 National Insurance Contributions ("NICs") and secondary (employer) class 1 NICs arising on exercise, release or other disposal of the Option; and

3.
to return to the company the completed, signed and witnessed and power of attorney that is appended to this Option Certificate; and

4.
if the Company so requires, to pay to the Company (as trustee for the Indemnified Persons if appropriate) at the date of exercise release or other disposal a cash amount equal to the liability of any Indemnified Person to account to any revenue or other authority for any sum in respect of any tax to be accounted for under PAYE and any primary (employee) class 1 NICs and any secondary class 1 (employer) NICs (or any other tax or social security charges which may be introduced in substitution or addition thereto and which may lawfully be paid by the holder of the Option) for which any of the Indemnified Persons is liable as a result of the exercise of the Option or the resulting issue or transfer of Shares; and

5.
if the Company so requires, to enter into a duly executed agreement and/or joint election so as to ensure that the I the Participant shall bear the employer's NICs (or any other tax or social security charges which may be introduced in substitution or in addition thereto and which may lawfully be paid by the Participant) which may arise on exercise, release or other disposal of the Option.

This Deed has been executed and delivered as a deed on the date set out above.

SIGNED by	)
in the presence of:	)

Signature:

(Print in capitals	)
Name of Witness:
Address:

Occupation:

APPENDIX TO OPTION CERTIFICATE
POWER OF ATTORNEY [UK]

  By this Power of Attorney made on [            ], I [            ] of [            ] HEREBY APPOINT Pharsight Corporation (the "Company") to act as my attorney with authority in my name and on my behalf to sign or execute any and all agreements, instruments, deeds or other papers and to do all things in my name as may be necessary to facilitate the sale on whatever terms the Company may determine of sufficient number of the ordinary shares in the Company issued or transferred to me on the exercise of the option granted to me on [            ] to fund the payment of any Income tax to be accounted for under PAYE and any primary (employee) class 1 and secondary (employer) Class 1 National Insurance Contributions (NICs) (or any tax or social security charges which may be introduced in substitution or addition thereto and which may lawfully be paid by the Participant) to be accounted for by the Company (or any company in the same group of companies as the Company, any company associated with the Company or the trustees of any employee benefit trust established in respect of the Company and/or any other companies in the same group of companies as the Company) together with any Inc.idental costs Inc.urred in connection with the sale of such Shares.

  I declare that this Power of Attorney, having been given to me to secure my obligations in connection with the terms of the conditions applicable to the exercise of my Option under the Pharsight Corporation UK Company Share Option Plan shall be irrevocable in accordance with Section 4 of the Powers of Attorney Act 1971.

  IN WITNESS whereof this Power of Attorney has been duly EXECUTED as a DEED and DELIVERED by

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Witness Signature:
Name of Witness:
Address:

Occupation:

NOTICE OF EXERCISE OF SHARE OPTION
PHARSIGHT CORPORATION

To: The Company Secretary, Pharsight Corporation

I hereby exercise the Option referred to in the Option Certificate dated ([            ]) in respect of all/        * of the shares over which the Option may be exercised, and request the allotment or transfer to me of those shares in accordance with the Agreement.

I enclose a cheque made payable to Pharsight Corporation [            ] in the sum of £      being the aggregate Exercise Price of such shares.

Name (block letters)		Signature

Address

Date

NOTES:

1.
This form must be accompanied by payment of the Exercise Price for the shares in respect of which the Option is exercised and either payment of such sum as [      ] has required to be paid and/or a duly executed power of attorney in each case in accordance with the conditions of exercise set out in the Appendix to the Option Certificate and/or a duly executed agreement and/or joint election which the Company may reasonably require so as to ensure that the Optionholder shall bear the employer's National Insurance Contributions (or any other tax or social security charges which may be introduced in substitution or in addition thereto and which may lawfully be paid by the Optionholder) which may arise on grant, exercise, release or other disposal of the Option.

2.
Where the Option is exercised by personal representatives, an office copy of the Probate or Letters of Administration should accompany the form.

3.
IMPORTANT: The Plan has been approved by the Inland Revenue under Schedule 9 to the Income and Corporation Taxes Act 1988. However, Pharsight Corporation does not undertake to advise you on the tax consequences of exercising your Option. If you are unsure of the tax liabilities which may arise, you should take appropriate professional advice before exercising your Option.

* Delete/insert number as appropriate

DECLARATION 1
To be typed on the letterhead of Pharsight Corporation

I declare that the shares to be issued in the Pharsight Corporation Company Approved Share Plan Scheme satisfy the conditions in paragraphs 10 to 14 (inclusive), Schedule 9, ICTA 1988. Namely that the shares are:

1.
part of the ordinary share capital of the parent company;

2.
shares in a company not controlled by another company;

3.
fully paid up and irredeemable;

4.
not be subject to any restrictions not attaching to all shares of the same class (although the articles may require directors and employees to sell their shares for money on specified terms on leaving employment (or on acquisition, if this takes place after employment has ceased) so long as other shareholders may be required under the articles to sell their shares on the same terms); and

5.
part of the only class of ordinary shares1.

Signed

Company Secretary

Date

1
Ordinary share capital means all the issues share capital (by whatever name called) of the company other than capital the holders of which have a right to a dividend at a fixed rate but have other right to share in the profits of the company.

DECLARATION 2
To be typed on the letterhead of Pharsight Corporation

We the Directors of Pharsight Corporation declare that we will not use our power to vote for the transfer of shares in any way to discriminate against the transfer of shares acquired under the Pharsight Corporation Company Approved Share Option Plan ("the Plan"), and that employees participating in the Scheme will be informed of this declaration.

Signed

Company Secretary

Date

QuickLinks

R U L E S OF THE PHARSIGHT CORPORATION UK COMPANY SHARE OPTION PLAN
PHARSIGHT CORPORATION UK COMPANY SHARE OPTION PLAN
  Contents
RULES of the PHARSIGHT CORPORATION UK COMPANY SHARE OPTION PLAN
  13. General
  14. Amendments to these Rules
OPTION CERTIFICATE [STANDARD OPTION GRANT FOR PARTICIPANTS IN UK] THIS CERTIFICATE IS IMPORTANT AND SHOULD BE KEPT IN A SAFE PLACE PHARSIGHT CORPORATION UK COMPANY SHARE OPTION PLAN ("the Plan") Option Certificate
APPENDIX TO OPTION CERTIFICATE POWER OF ATTORNEY [UK]
NOTICE OF EXERCISE OF SHARE OPTION PHARSIGHT CORPORATION
DECLARATION 1 To be typed on the letterhead of Pharsight Corporation
DECLARATION 2 To be typed on the letterhead of Pharsight Corporation